Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-158220, and No. 333-240022) on Form S-8 of DaVita Inc. of our report dated June 15, 2023, relating to the statements of net assets available for benefits of DaVita Retirement Savings Plan as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related supplemental schedule as of December 31, 2022, appearing in this Annual Report on Form 11-K of DaVita Retirement Savings Plan for the year ended December 31, 2022.

/s/ Moss Adams LLP

Everett, Washington
June 15, 2023